Exhibit 10.2

MAGELLAN PETROLEUM CORPORATION

1998 STOCK INCENTIVE PLAN

NONQUALIFIED STOCK OPTION AWARD AGREEMENT

THIS NON-QUALIFIED STOCK OPTION AWARD AGREEMENT, is made as of the grant date indicated in Section 3 below (the “Grant Date”), by and between Magellan Petroleum Corporation, a Delaware corporation (the “Company”), and the undersigned individual (the “Optionee”), pursuant to the Magellan Petroleum Corporation 1998 Stock Incentive Plan, as amended to date (the “Plan”). Terms used but not defined herein shall have the same meaning as in the Plan.

WHEREAS, the Optionee is an eligible director of the Company and the Board of Directors of the Company has, acting upon a recommendation of the Compensation, Nominating and Governance Committee of the Board, approved the grant of Nonqualified Stock Options (“Options”) under the Plan to the Optionee.

NOW, THEREFORE, in consideration of the terms and conditions of this Agreement and pursuant to the Plan, the parties agree as follows:

1.	Grant of Options. The Company hereby grants to the Optionee the right and option to purchase from the Company, at the exercise price set forth in Section 3 below, all or any part of the aggregate number of shares of common stock, par value $0.01 per share, of the Company, as such common shares are presently constituted (the “Stock”), set forth in said Section 3.

2.	Terms and Conditions. It is understood and agreed that the Options evidenced hereby are subject to the provisions of the Plan (which are incorporated herein by reference) and the following terms and conditions:

(a)	Expiration Date. Notwithstanding anything in the Plan to the contrary, the Options evidenced hereby shall expire on the earlier of the date specified in Section 3 of the Agreement or the first anniversary of the death of the Participant in accordance with the Plan.

(b)	Exercise of Option. The Options evidenced hereby shall be exercisable from time to time by (i) providing written notice of exercise ten (10) days prior to the date of exercise specifying the number of shares for which the Options are being exercised, addressed to the Company at its principal place of business, and (ii) either:

(A)	Cash Only Exercise – submitting the full cash purchase price of the exercised Stock; or

(B)	Cashless Exercise – submitting appropriate authorization for the sale of Stock in an amount sufficient to provide the full purchase price in accordance with Section 5(d) of the Plan, or

(C)	Combination – tendering a combination of (i) and (ii) above.

(c)	Withholding Taxes. Without regard to the method of exercise and payment, the Optionee shall pay to the Company, upon notice of the amount due, any withholding taxes payable with respect to such exercise, which payment may be made with shares of Stock which would otherwise be issued pursuant to the Options.

(d)	Vesting. The shares covered by the Options shall vest as follows:

(i)	________________________________________________	( )
Option shares shall vest in full on April 1, 2011;
(ii)	________________________________________________	( )
Option shares shall vest in full on April 1, 2012; and
(iii)	________________________________________________	( )
Option shares shall vest in full on April 1, 2013.

(e)	Acceleration. The Options evidenced hereby shall immediately be accelerated and vest in full upon the occurrence of a “change of control” of the Company as defined in Section 15 of the Plan.

(f)	Compliance with Laws and Regulations. The Options evidenced hereby shall be subject to restrictions imposed at any time on the exercise or delivery of shares in violation of the By-Laws of the Company or of any law or governmental regulation that the Company may find to be valid and applicable and shall be subject to, and comply with, any applicable requirements of any federal and state securities laws, rules and regulations (including, without limitation, the provisions of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and any rules and regulations promulgated thereunder) and any other law or regulation applicable thereto. The Company shall not be obligated to issue any shares of Stock pursuant to this Agreement if such issuance would violate any such securities laws, rules or regulations.

(g)	Interpretation. Optionee hereby acknowledges that this Agreement is governed by the Plan, a copy of which Optionee hereby acknowledges having received, and by such administrative rules and regulations relative to the Plan and not inconsistent therewith as may be adopted and amended from time by the Committee (the “Rules”). Optionee agrees to be bound by the terms and provisions of the Plan and the Rules.

3.	Option Data.

Optionee’s Name:	[Name of Director]

Number of shares of Stock
Subject to this Option:	________________________

Grant Date:	April 1, 2010

Exercise Price Per Share:	$2.24

Expiration Date:	April 1, 2020

4.	Award of Options Contingent Upon Shareholder Approval. The award of the Options to the Optionee hereby are expressly conditioned upon, and shall only take effect, if the Company’s shareholders approve an amendment to the Plan to increase the number of shares of Stock reserved for issuance under the Plan at either (i) the Company’s 2010 annual meeting of shareholders to be held in the fall of 2010, or (ii) at any subsequent annual or special meeting of shareholders of the Company held on or before April 1, 2011, which approval is required under the terms of the Plan and the listing requirements of the Nasdaq Stock Market, Inc. Optionee acknowledges and agrees that, should the required shareholder approval of the required amendment of the Plan not be obtained on or prior to April 1, 2011, then the Award of Options evidenced hereby shall be null and void and of no further force and effect.

5.	Miscellaneous. This Agreement and the Plan (a) contains the entire Agreement of the parties relating to the subject matter of this Agreement and supersedes any prior agreements or understandings with respect thereto; and (b) shall be binding upon and inure to the benefit of the Company, its successors and assigns and the Optionee, his heirs, devisees and legal representatives. In the event of the Optionee’s death or a judicial determination of his incompetence, reference in this Agreement to the Optionee shall be deemed to refer to his legal representative, heirs or devisees, as the case may be.

* * * * * *

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its authorized officer, as of the Grant Date identified in Section 3 above.

MAGELLAN PETROLEUM CORPORATION			Agreed and Accepted by:

By:	_____________________________________		_______________________________________
	Name:	Edward B. Whittemore
	Title:	Secretary

Date: April 1, 2010